CTI BIOPHARMA ANNOUNCES RETIREMENT OF PRESIDENT AND CEO

SEATTLE, October 3, 2016-CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA:CTIC) today announced that James A. Bianco, M.D., CTI BioPharma’s President and Chief Executive Officer, has retired from the Company effective on October 2nd. At the request of the Board of Directors, Richard Love, a director of CTI BioPharma since 2007, has been appointed to serve as interim President and Chief Executive Officer.

“Since starting the Company 25 years ago, I believe we have made significant contributions to science and to the treatment of patients with blood-related cancers,” said Dr. Bianco. “We identified, in-licensed or acquired 6 novel targeted agents, 3 of which received marketing approval. I am very proud of these accomplishments, including, TRISENOX® (arsenic trioxide) now the standard of care in treating patients with a rare form of leukemia; expanding the indication for ZEVALIN® (ibritumomab tiuxetan), the first approved radio-immunotherapy for patients with a chronic form of lymphoma; and PIXUVRI® (pixantrone), the first and only treatment approved for patients with relapsed aggressive B-cell non-Hodgkin lymphoma. With pacritinib at its current stage of development, this is the right time for me to retire and pursue other passions in my life. I have always been amazed at the dedication and passion of our employees and look forward to following the Company as it transitions through its next phase of development.”

Phillip Nudelman, Ph.D., Chairman of the Board, said, “Jim has contributed in many ways since co-founding CTI BioPharma 25 years ago, and has a keen ability to identify underappreciated assets. We thank Jim and wish him great success in his future endeavors.”

Dr. Nudelman added, “Richard Love has significant experience with CTI BioPharma as a member of the Board of Directors, and we are fortunate that he is available and willing to serve as interim CEO. His many years of biotech experience as a founder and CEO make him the ideal person to operate the company as we search for a new, seasoned CEO to take over the reins of CTI BioPharma.”

About CTI BioPharma’s future prospects, Mr. Love said, “I am enthusiastic about the potential of pacritinib as a treatment option for patients with myelofibrosis, and I look forward to working with our dedicated employees and our senior leadership team to move this program forward. In particular, I plan to work with them as they communicate with the U.S. and European regulatory agencies to determine the best path forward for pacritinib, with the ultimate goal of obtaining potential marketing approval in both territories.”

Mr. Love started two biotechnology companies, Triton Biosciences Inc. and ILEX Oncology Inc., and he served as chief executive officer for Triton Biosciences Inc. from 1983 to 1991 and as chief executive officer for ILEX Oncology from 1994 to 2001. Mr. Love also served in executive positions at not-for-profit organizations including the Cancer Therapy and Research Center (CTRC) and the Translational Genomics Research Institute (TGen). He currently is a director of PAREXEL International Corporation, a publicly traded company, and is a director of several private companies. Mr. Love received his B.S. and M.S. degrees in chemical engineering from Virginia Tech.

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe with respect to PIXUVRI® and a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

PIXUVRI® is a registered trademark of CTI BioPharma Corp.
TRISENOX® is a registered trademark of Teva Pharmaceutical Industries Ltd.
ZEVALIN® is a registered trademark of Spectrum Pharmaceuticals, Inc.

Forward-Looking Statements

This press release includes forward-looking statements, which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations with respect to the potential therapeutic utility of pacritinib, including pacritinib's potential to achieve treatment goals across patients with myelofibrosis, and expectations with respect to the future regulatory and commercialization plans. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers' securities, including risks related to the satisfaction of regulatory and other requirements; the actions of regulatory bodies and other governmental authorities; other clinical trial results; changes in laws and regulations; product quality, product efficacy, study protocol, data integrity or patient safety issues; product development risks; and other risks identified in each of the issuer's most recent filings on Forms 10-K and 10-Q and other Securities and Exchange Commission filings.

Source: CTI BioPharma Corp.

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CTI BioPharma Contacts:
Monique Greer
+1 206-272-4343
mgreer@ctibiopharma.com

Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com

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